November 15, 2019
Holly Energy Partners Announces CEO Retirement and Appointments of New CEO, President and CFO
DALLAS--(BUSINESS WIRE)—Holly Energy Partners, L.P. (NYSE: HEP) ("Holly Energy Partners") announced today that George Damiris notified the Board of Directors of Holly Logistic Services, L.L.C. (“HLS”), the ultimate general partner of Holly Energy Partners, that he will retire as CEO, President and Director of HLS on December 31, 2019. Mr. Damiris was appointed as the Chief Executive Officer of HLS in November 2016 and as President of HLS in February 2017. HLS, Holly Energy Partners, and the Board are appreciative of Mr. Damiris’s service.
In connection with Mr. Damiris’s retirement, the Board appointed Michael Jennings as Chief Executive Officer of HLS effective January 1, 2020. Mr. Jennings serves as Chairman of the Board of HLS, having served as a director of HLS since October 2011. Mr. Jennings served as Chief Executive Officer of HLS from January 2014 to November 2016 and as President of HLS from October 2015 to February 2016. Mr. Jennings was also appointed as Chief Executive Officer and President of HollyFrontier Corporation (“HFC”) effective January 1, 2020. Until such time, Mr. Jennings will serve as Executive Vice President of HFC. He has served as a director of HollyFrontier since July 2011.
The Board also appointed Richard L. Voliva III as President of HLS effective January 1, 2020. Mr. Voliva currently serves as Executive Vice President and Chief Financial Officer of HLS. He has also served as Executive Vice President and Chief Financial Officer of HFC since March 2017 and will continue in that position.
The Board also appointed John Harrison as Senior Vice President, Chief Financial Officer and Treasurer of HLS effective January 1, 2020. Mr. Harrison currently serves as Vice President, Finance, Investor Relations and Treasurer of HLS, a position to which he was appointed in October 2018. He has also served as Vice President, Finance, Investor Relations and Treasurer of HFC since September 2018 and will continue in that position. Mr. Harrison has served in roles of increasing responsibility since joining Holly Corp. in 2005.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. Holly Energy, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Kansas and Utah.
Holly Energy Partners, L.P.
Craig Biery, 214-954-6510
Director, Investor Relations
or
Trey Schonter, 214-954-6510
Investor Relations